Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS FIRST QUARTER 2023 FINANCIAL AND OPERATING RESULTS
•Record 1Q Adjusted Property EBITDAR for Las Vegas Strip Resorts up 41% YOY; seventh consecutive quarterly record
•MGM China Adjusted Property EBITDAR of $169 million, 88% recovery vs 1Q19; net revenues up 130% YOY amid strong reopening trends
•Closed on the sale of the operations of Gold Strike Tunica
•Received Official Certification of Area Development Plan for Osaka, Japan
•Repurchased approximately 12 million shares for $487 million during the quarter
•LeoVegas entered into agreement to acquire majority of digital game developer Push Gaming

Las Vegas, Nevada, May 1, 2023 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended March 31, 2023.

“MGM Resorts is executing across all of its geographies and channels with record first quarter Las Vegas Strip Adjusted Property EBITDAR, consistently strong Regional Operations profit, MGM China's swift return to profitability, and BetMGM’s anticipated positive earnings later this year,” said Bill Hornbuckle, Chief Executive Officer and President of MGM Resorts. “Beyond our continued exceptional results, our future growth and expansion plans are promising. In April, we achieved the landmark approval of MGM’s development plan in Osaka, Japan. The application process in New York is progressing and our global digital expansion plans remain a major focus as we continue to grow LeoVegas and the MGM digital brand worldwide.”

“MGM Resorts achieved net cash flow provided by operating activities of $704 million and Free Cash Flow of $564 million during the first quarter,” said Jonathan Halkyard, Chief Financial Officer and Treasurer of MGM Resorts. “Our balance sheet continues to improve as we received $450 million in gross cash proceeds from the sale of Gold Strike Tunica and repaid $1.25 billion in unsecured notes upon maturity during the quarter. With $4.5 billion of cash on the balance sheet, we expect to continue to return capital to our shareholders through ongoing stock repurchases and pursue long-term growth opportunities through international digital acquisitions and the development opportunities we have with Japan and New York.”

First Quarter 2023 Financial Highlights:
Consolidated Results
•Consolidated net revenues of $3.9 billion, an increase of 36% compared to the prior year quarter. The current quarter benefited from the inclusion of the operating results of The Cosmopolitan of Las Vegas (“The Cosmopolitan”), which was acquired in May 2022, partially offset by the disposition of The Mirage and Gold Strike Tunica in December 2022 and February 2023, respectively. Additionally, results improved over the prior year quarter due to increased business volume and travel activity primarily at MGM China and Las Vegas Strip Resorts;

•Operating income was $731 million compared to $106 million in the prior year quarter due to a $398 million gain on the disposition of Gold Strike Tunica in the current quarter and the increase in net revenues discussed above, partially offset by an increase in rent expense related to the VICI and The Cosmopolitan leases, which commenced in April 2022 and May 2022, respectively;
•Net income attributable to MGM Resorts was $467 million, which was impacted by the items affecting operating income above, compared to net loss attributable to MGM Resorts of $18 million in the prior year quarter;
•Diluted income per share of $1.24 in the current quarter compared to diluted loss per share of $0.06 in the prior year quarter;
•Adjusted diluted earnings per share (“Adjusted EPS”)(1) of $0.44 in the current quarter compared to $0.01 in the prior year quarter;
•Consolidated Adjusted EBITDAR(2) of $1.1 billion;
•Net cash flow provided by (used in) operating, investing, and financing activities was $704 million, $212 million, and ($2.4 billion), respectively; and
•Free Cash Flow(3) of $564 million.

Las Vegas Strip Resorts

•Net revenues of $2.2 billion in the current quarter compared to $1.7 billion in the prior year quarter, an increase of 31%. The current quarter benefited from the inclusion of The Cosmopolitan, an increase in business volume as the early part of the prior year quarter was negatively affected by the spread of the omicron variant, and an increase in REVPAR(4), partially offset by the disposition of The Mirage;
•Same-store net revenues (adjusted for acquisitions and dispositions) of $1.9 billion in the current quarter compared to $1.5 billion in the prior year quarter, an increase of 22%;
•Adjusted Property EBITDAR(2) of $836 million in the current quarter compared to $594 million in the prior year quarter, an increase of 41%;
•Same-Store Adjusted Property EBITDAR(2) of $706 million in the current quarter compared to $561 million in the prior year quarter, an increase of 26%; and
•Adjusted Property EBITDAR margin(2) of 38.4% in the current quarter compared to 35.7% in the prior year quarter, an increase of 271 basis points primarily due to an increase in rooms revenue, as discussed above.

Regional Operations

•Net revenues of $946 million in the current quarter compared to $891 million in the prior year quarter, an increase of 6%, due primarily to an increase in non-gaming business volume;
•Same-store net revenues (adjusted for dispositions) of $919 million in the current quarter compared to $833 million in the prior year quarter, an increase of 10%;
•Adjusted Property EBITDAR of $313 million, which was flat compared to the prior year quarter;
•Same-Store Adjusted Property EBITDAR of $302 million in the current quarter compared to $285 million in the prior year quarter, an increase of 6%; and
•Adjusted Property EBITDAR margin of 33.1% in the current quarter compared to 35.2% in the prior year quarter, a decrease of 206 basis points, due primarily to an increase in contribution from lower margin non-gaming revenue.

MGM China

•Net revenues of $618 million in the current quarter compared to $268 million in the prior year quarter, an increase of 130%, and a decrease of 16% compared to the first quarter of 2019. The current quarter was positively affected by the removal of COVID-19 related travel restrictions;
•Adjusted Property EBITDAR of $169 million in the current quarter compared to Adjusted Property EBITDAR loss of $26 million in the prior year quarter, which included a charge of $18 million related to litigation reserves, and a decrease of 12% compared to the first quarter of 2019; and
•Adjusted Property EBITDAR margin of 27.4% in the current quarter compared to 26.3% in the first quarter of 2019.
Adjusted EPS
The following table reconciles diluted earnings per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended March 31,	2023	2022
Diluted earnings per share	$1.24	$(0.06)
Property transactions, net	(1.05)	0.12
Non-operating items:
Gain related to debt and equity investments	(0.02)	(0.03)
Foreign currency loss on MGM China senior notes	0.03	0.02
Change in the fair value of unhedged MGP swaps	—	(0.03)
Income tax impact on net income adjustments(1)	0.24	(0.01)
Adjusted EPS	$0.44	$0.01

(1)The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.
Las Vegas Strip Resorts
The following table shows key gaming statistics for Las Vegas Strip Resorts:

Three Months Ended March 31,	2023	2022	% Change
	(Dollars in millions)
Casino revenue	$501	$475	5%
Table games drop	$1,524	$1,203	27%
Table games win	$346	$296	17%
Table games win %	22.7%	24.6%
Slot handle	$5,759	$4,607	25%
Slot win	$544	$427	27%
Slot win %	9.4%	9.3%

The following table shows key hotel statistics for Las Vegas Strip Resorts:

Three Months Ended March 31,	2023	2022	% Change
Room revenue (in millions)	$752	$485	55%
Occupancy	92%	78%
Average daily rate (ADR)	$258	$197	31%
Revenue per available room (REVPAR)	$239	$154	56%

Regional Operations
The following table shows key gaming statistics for Regional Operations:

Three Months Ended March 31,	2023	2022	% Change
	(Dollars in millions)
Casino revenue	$717	$704	2%
Table games drop	$1,013	$1,021	(1)%
Table games win	$214	$216	(1)%
Table games win %	21.1%	21.2%
Slot handle	$6,999	$6,662	5%
Slot win	$670	$638	5%
Slot win %	9.6%	9.6%
MGM China
The following table shows key gaming statistics for MGM China:

Three Months Ended March 31,	2023	2022	% Change
	(Dollars in millions)
Casino revenue	$555	$231	140%
Main floor table games drop	$2,177	$1,096	99%
Main floor table games win	$523	$239	119%
Main floor table games win %	24.0%	21.8%
Intercompany branding license fee expense was $11 million in the current quarter and $5 million in the prior year quarter.
Corporate Expense
Corporate expense, including share-based compensation for corporate employees, increased to $128 million in the first quarter of 2023, from $111 million in the prior year quarter, due primarily to an increase in payroll expense.
Unconsolidated Affiliates
The following table summarizes information related to the Company's share of operating loss from unconsolidated affiliates:

Three Months Ended March 31,	2023	2022
	(In thousands)
MGP BREIT Venture	$—	$38,936
BetMGM	(81,872)	(91,993)
Other	6,873	6,219
	$(74,999)	$(46,838)
MGM Resorts Share Repurchases
During the first quarter of 2023, the Company repurchased approximately 12 million shares of its common stock for an aggregate amount of $487 million, pursuant to its repurchase plans. The remaining availability under the February 2023 repurchase plan was approximately $2.0 billion as of March 31, 2023. All shares repurchased under the Company's repurchase plans have been retired.

Conference Call Details
MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. In addition, supplemental slides will be posted prior to the start of the call on MGM's Investor Relations website at http://investors.mgmresorts.com.

The call will be accessible via the internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 8922052.

A replay of the call will be available through May 8, 2023. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 114985. The call will be archived at http://investors.mgmresorts.com
 1."Adjusted EPS" is diluted earnings or loss per share adjusted to exclude property transactions, net, foreign currency gain/loss related to MGM China’s U.S. dollar-denominated debt, net gain/loss related to equity investments for which the Company has elected the fair value option of ASC 825 and equity investments accounted for under ASC 321 for which there is a readily determinable fair value and net gain/loss related to the Company's investments in debt securities, and mark-to-market adjustments related to MGP's unhedged interest rate swaps.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing period-to-period comparisons of the results of the Company's continuing operations to assist investors in reviewing the Company's operating performance over time. Management believes that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating the Company's earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, and items further discussed in footnote 2 below, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of the Company's performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under "Adjusted EPS" included in this release.

2."Adjusted EBITDAR" is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, rent expense related to triple-net operating leases and ground leases, and income from unconsolidated affiliates related to investments in real estate ventures.

"Adjusted Property EBITDAR" is the Company's reportable segment GAAP measure, which management utilizes as the primary profit measure for its reportable segments and underlying operating segments. Adjusted Property EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, rent expense related to triple-net operating leases and ground leases, income from unconsolidated affiliates related to investments in real estate ventures, and also excludes corporate expense and stock compensation expense, which are not allocated to each operating segment, and rent expense related to the master lease with MGP that eliminated in consolidation.

"Same-Store Adjusted Property EBITDAR" is Adjusted Property EBITDAR further adjusted to exclude the Adjusted Property EBITDAR of acquired operating segments from the date of acquisition through the end of the reporting period and to exclude the Adjusted Property EBITDAR of disposed operating segments from the beginning of the reporting period through the date of disposition. Accordingly, for Las Vegas Strip Resorts, the Company has excluded the Adjusted Property EBITDAR of The Cosmopolitan for periods subsequent to its acquisition on May 17, 2022 and of The Mirage for the periods prior to its disposition on December 19, 2022, as applicable. For Regional Operations, the Company has excluded the Adjusted Property EBITDAR of Gold Strike Tunica for the periods prior to its disposition on February 15, 2023, as applicable.

Same-Store Adjusted Property EBITDAR is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing meaningful period-to-period comparisons of the results of the Company's operations for operating segments that were consolidated for the full period presented to assist users of the financial statements in reviewing operating performance over time. Same-Store Adjusted Property EBITDAR should not be viewed as a measure of overall operating performance, considered in isolation, or as an alternative to the Company's reportable segment GAAP measure or net income, or as an alternative to any other measure determined in accordance with generally accepted accounting principles, because this measure is not presented on a GAAP basis, and is provided for the limited purposes discussed herein. In addition, Same-Store Adjusted Property EBITDAR may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies, and such differences may be material. A reconciliation of the Company's reportable segment Adjusted Property EBITDAR GAAP measure to Same-Store Adjusted Property EBITDAR is included in the financial schedules in this release.

Adjusted EBITDAR information is a non-GAAP measure that is a valuation metric, should not be used as an operating metric, and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is widely used by analysts, lenders, financial institutions, and investors as a principal basis for the valuation of gaming companies. Management believes that while items excluded from Adjusted EBITDAR may be recurring in nature and should not be disregarded in evaluation of the Company's earnings performance, it is useful to exclude such items when analyzing current results and trends. Also, management believes excluded items may not relate specifically to current trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company's resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, management excludes rent expense related to triple-net operating leases and ground leases. Management believes excluding rent expense related to triple-net operating leases and ground leases provides useful information to analysts, lenders, financial institutions, and investors when valuing the Company, as well as comparing the Company's results to other gaming companies, without regard to differences in capital structure and leasing arrangements since the operations of other gaming companies may or may not include triple-net operating leases or ground leases. However, as discussed herein, Adjusted EBITDAR should not be viewed as a measure of overall operating performance, an indicator of the Company's performance, considered in isolation, or construed as an alternative to operating income or net income, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with generally accepted accounting principles, because this measure is not presented on a GAAP basis and excludes certain expenses, including the rent expense related to triple-net operating leases and ground leases, and is provided for the limited purposes discussed herein. In addition, other companies in the gaming and hospitality industries that report Adjusted EBITDAR may calculate Adjusted EBITDAR in a different manner and such differences may be material. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes, real estate triple-net lease and ground lease payments, and debt principal repayments, which are not reflected in Adjusted EBITDAR. A reconciliation of GAAP net income (loss) to Adjusted EBITDAR is included in the financial schedules in this release.

3. "Free Cash Flow" is net cash flow provided by operating activities less capital expenditures.

Free Cash Flow is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this liquidity measure is useful in evaluating the ability of the Company's operations to generate cash for uses other than capital expenditures, and is used for decision-making purposes related to investments and returning cash to shareholders through share repurchases. Free Cash Flow should not be construed as an alternative to net cash provided by operating activities as a measure of liquidity. The Company's definition of Free Cash Flow is limited in that it does not represent residual cash flows for discretionary expenditures due to the fact that it does not deduct payments for debt service or other obligations and does not reflect the total movement of cash as detailed in the Company's consolidated statements of cash flows. In addition, Free Cash Flow may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP measures of other companies. A reconciliation of GAAP net cash provided by operating activities to Free Cash Flow is included in the financial schedules in this release.

4. REVPAR is hotel revenue per available room.

*     *      *

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global gaming and entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 32 unique hotel and gaming destinations globally, including some of the most recognizable resort brands in the industry. The Company's 50/50 venture, BetMGM, LLC, offers sports betting and online gaming in North America through market-leading brands, including BetMGM and partypoker, and the Company's subsidiary, LeoVegas AB, offers sports betting and online gaming through market-leading brands in several jurisdictions throughout Europe. The Company is currently pursuing targeted expansion in Asia through the integrated resort opportunity in Japan. Through its “Focused on What Matters: Embracing Humanity and Protecting the Planet” philosophy, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests, and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on Twitter as well as Facebook and Instagram.

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to: the Company's expectations regarding any benefits expected to be received from the Company's recent transactions; future results of the Company (including the Company's ability to maintain a strong balance sheet), and its unconsolidated affiliates, including BetMGM; expectations regarding the Company's free cash flow; expectations regarding the impact of macroeconomic trends on the Company's business; expectations regarding the Company's liquidity position and the size and timing of future investments; the Company's ability to execute on its strategic plans, including the development of an integrated resort in Japan, obtaining a commercial gaming license in New York, expansion of LeoVegas and the MGM digital brand, the closing of the Push Gaming Holding Limited acquisition, positioning BetMGM as a leader in sports betting and iGaming, and the Company's ability to return capital to shareholders (including the timing and amount of any share repurchases). These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the continued impact of the COVID-19 pandemic on the Company's business, the effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community
SARAH ROGERS
Senior Vice President of Corporate Finance
(702) 730-3942 or srogers@mgmresorts.com

ANDREW CHAPMAN
Director of Investor Relations
(702) 693-8711 or achapman@mgmresorts.com

News Media
BRIAN AHERN
Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Revenues
Casino	$1,882,428	$1,420,910
Rooms	848,488	557,073
Food and beverage	722,131	492,854
Entertainment, retail and other	409,578	371,566
Reimbursed costs	10,671	11,906
	3,873,296	2,854,309
Expenses
Casino	990,890	674,365
Rooms	240,114	196,113
Food and beverage	511,592	368,662
Entertainment, retail and other	243,528	218,749
Reimbursed costs	10,671	11,906
General and administrative	1,135,540	776,837
Corporate expense	127,559	111,241
Preopening and start-up expenses	139	434
Property transactions, net	(396,076)	54,738
Depreciation and amortization	203,501	288,638
	3,067,458	2,701,683
Loss from unconsolidated affiliates	(74,999)	(46,838)
Operating income	730,839	105,788

Non-operating income (expense)
Interest expense, net of amounts capitalized	(130,300)	(196,091)
Non-operating items from unconsolidated affiliates	(1,184)	(15,133)
Other, net	46,307	34,302
	(85,177)	(176,922)

Income (loss) before income taxes	645,662	(71,134)
Benefit (provision) for income taxes	(165,779)	36,341
Net income (loss)	479,883	(34,793)
Less: Net (income) loss attributable to noncontrolling interests	(13,076)	16,777
Net income (loss) attributable to MGM Resorts International	$466,807	$(18,016)
Earnings (loss) per share
Basic	$1.25	$(0.06)
Diluted	$1.24	$(0.06)
Weighted average common shares outstanding
Basic	374,085	442,916
Diluted	378,095	442,916

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$4,505,318	$5,911,893
Accounts receivable, net	752,965	852,149
Inventories	128,732	126,065
Income tax receivable	2,061	73,016
Prepaid expenses and other	842,028	583,132
Assets held for sale	—	608,437
Total current assets	6,231,104	8,154,692

Property and equipment, net	5,140,662	5,223,928

Other assets
Investments in and advances to unconsolidated affiliates	153,856	173,039
Goodwill	5,024,905	5,029,312
Other intangible assets, net	1,756,151	1,551,252
Operating lease right-of-use assets, net	24,403,384	24,530,929
Other long-term assets, net	832,167	1,029,054
Total other assets	32,170,463	32,313,586
	$43,542,229	$45,692,206
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts and construction payable	$347,344	$369,817
Income tax payable	65,992	—
Current portion of long-term debt	36,492	1,286,473
Accrued interest on long-term debt	114,382	83,451
Other accrued liabilities	2,280,217	2,236,323
Liabilities related to assets held for sale	—	539,828
Total current liabilities	2,844,427	4,515,892

Deferred income taxes, net	3,008,742	2,969,443
Long-term debt, net	6,841,483	7,432,817
Operating lease liabilities	25,145,321	25,149,299
Other long-term obligations	470,495	256,282
Redeemable noncontrolling interests	9,658	158,350
Stockholders' equity
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 367,241,030 and 379,087,524 shares	3,672	3,791
Capital in excess of par value	—	—
Retained earnings	4,799,178	4,794,239
Accumulated other comprehensive income	36,808	33,499
Total MGM Resorts International stockholders' equity	4,839,658	4,831,529
Noncontrolling interests	382,445	378,594
Total stockholders' equity	5,222,103	5,210,123
	$43,542,229	$45,692,206

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Las Vegas Strip Resorts	$2,176,152	$1,662,892
Regional Operations	945,843	890,829
MGM China	617,592	268,375
Management and other operations	133,709	32,213
	$3,873,296	$2,854,309

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – ADJUSTED PROPERTY EBITDAR AND ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Las Vegas Strip Resorts	$835,809	$593,634
Regional Operations	313,175	313,279
MGM China	168,948	(25,656)
Unconsolidated affiliates(1)	(77,694)	(88,484)
Management and other operations	529	(3,601)
Stock compensation	(23,890)	(23,344)
Corporate(2)	(110,614)	(95,424)
	$1,106,263

(1) Represents the Company's share of operating income (loss) excluding investments in real estate ventures, adjusted for the effect of certain basis differences.
(2)Three months ended March 31, 2023 includes amounts related to MGM China of $8 million, global development of $7 million, and transaction costs of $2 million. Three months ended March 31, 2022 includes amounts related to MGM China of $4 million, global development of $4 million, and transaction costs of $9 million.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Net income (loss) attributable to MGM Resorts International	$466,807	$(18,016)
Plus: Net income (loss) attributable to noncontrolling interests	13,076	(16,777)
Net income (loss)	479,883	(34,793)
(Benefit) provision for income taxes	165,779	(36,341)
Income (loss) before income taxes	645,662	(71,134)
Non-operating (income) expense:
Interest expense, net of amounts capitalized	130,300	196,091
Other, net	(45,123)	(19,169)
	85,177	176,922
Operating income	730,839	105,788
Preopening and start-up expenses	139	434
Property transactions, net	(396,076)	54,738
Depreciation and amortization	203,501	288,638
Triple-net operating lease and ground lease rent expense	570,555	262,452
Income from unconsolidated affiliates related to real estate ventures	(2,695)	(41,646)
Adjusted EBITDAR	$1,106,263

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(In thousands)
(Unaudited)

Three Months Ended
March 31, 2023
Net cash provided by operating activities	$704,053
Less: Capital expenditures	(139,820)
Free Cash Flow	$564,233

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATIONS OF LAS VEGAS STRIP RESORTS NET REVENUES TO LAS VEGAS STRIP RESORTS SAME-STORE NET REVENUES AND LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR TO LAS VEGAS STRIP RESORTS SAME-STORE ADJUSTED PROPERTY EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Las Vegas Strip Resorts net revenues	$2,176,152	$1,662,892
Acquisitions (1)	(308,168)	—
Dispositions (2)	—	(127,797)
Las Vegas Strip Resorts same-store net revenues	$1,867,984	$1,535,095

Las Vegas Strip Resorts Adjusted Property EBITDAR	$835,809	$593,634
Acquisitions (1)	(129,854)	—
Dispositions (2)	—	(32,892)
Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR	$705,955	$560,742

(1)Excludes the net revenues and Adjusted Property EBITDAR of The Cosmopolitan.
(2)Excludes the net revenues and Adjusted Property EBITDAR of The Mirage.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATIONS OF REGIONAL OPERATIONS NET REVENUES TO REGIONAL OPERATIONS SAME-STORE NET REVENUES AND REGIONAL OPERATIONS ADJUSTED PROPERTY EBITDAR TO REGIONAL OPERATIONS SAME-STORE ADJUSTED PROPERTY EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Regional Operations net revenues	$945,843	$890,829
Dispositions (1)	(26,967)	(58,073)
Regional Operations same-store net revenues	$918,876	$832,756

Regional Operations Adjusted Property EBITDAR	$313,175	$313,279
Dispositions (1)	(11,073)	(28,611)
Regional Operations Same-Store Adjusted Property EBITDAR	$302,102	$284,668

(1)Excludes the net revenues and Adjusted Property EBITDAR of Gold Strike Tunica.

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